PROSPECTUS

                                  CLIXTIX, INC.

                                1,341,200 SHARES

                                  COMMON STOCK
                           --------------------------

         We have prepared this prospectus to allow Phyllis Maxwell, our President, director and stockholder (the "Selling Shareholder") to use a "shelf" registration process to sell up to 1,341,200 shares of our common stock which were previously acquired in a private transaction. We will receive no proceeds from the sale of these shares.

         The minimum number of shares that an investor may purchase is 1000. There is no trading market for our common stock; it is not listed on any national securities exchange, the Nasdaq stock market, or the over the counter market. Since we do not qualify for a listing on the Nasdaq stock market or other national exchange, following the offering, if a trading market were to develop for our common stock, it would most likely be on the NASD's Over the Counter Bulletin Board market.

         The Selling Shareholder is offering the shares on a no minimum basis. This means that a minimum number of shares do not need to be sold before the Selling Shareholder has access to the proceeds.

                              --------------------

           See "Risk Factors" beginning on page 4 for a discussion of risks to consider before purchasing our common stock.

                              --------------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

----------------------------------------------------------------------------------------------------------
                             Price to the Public(1)         Maximum             Proceeds to the Selling
                                                            Commissions         Shareholder
----------------------------------------------------------------------------------------------------------
Per Share                           $0.02                     -0-                      $0.02
----------------------------------------------------------------------------------------------------------
Total 1,341,200 Shares           $26,824.00                   -0-                     $26,824
----------------------------------------------------------------------------------------------------------
(1)      The Selling Shareholder is offering the shares on a no minimum basis.
                  The date of this prospectus is April 9, 2002.

                                TABLE OF CONTENTS


Prospectus Summary........................................................3
Risk Factors..............................................................4
Cautionary Note Regarding Forward-Looking Statements .....................6
Use of Proceeds...........................................................7
Determination of Offering Price...........................................7
Dilution..................................................................8
Plan of Distribution .....................................................8
Management's Discussion and Analysis of Financial
  Condition and Results of Operations....................................11
Business ................................................................16
Legal Proceedings........................................................20
Management...............................................................20
Executive Compensation...................................................20
Principal Shareholders...................................................21
Selling Shareholders.....................................................22
Description of Capital Stock.............................................23
Limitation of Liability and indemnification matters .....................24
Interest of Named Experts and Counsel....................................25
Legal Matters............................................................25
Experts..................................................................25
Where You Can Find Additional Information................................25
Index to Financial Statements............................................27




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




                               PROSPECTUS SUMMARY

         This summary contains significant information about us and the offering. You should read the entire prospectus, including the section titled "Risk Factors" and our financial statements and the related notes, before deciding to invest in our common stock.

Clixtix, Inc.

         Our company through our wholly owned subsidiary, Maxwell Group Entertainment, Inc., purchases tickets for Broadway and Off-Broadway productions for groups of 20 or more in New York. We offer tickets for those productions which meet certain criteria such as critical acclaim, wide audience appeal and significant content and entertainment.

         We also provide our customers with general information and recommendations on the various productions and theatre events based upon suitability for each client, critical reviews and word of mouth.

         Our offices are located at 1501 Broadway, New York, New York 10036. Our telephone number at our corporate offices is (212) 768-2990.

The Offering

Common  stock  offered  by                  1,341,200 shares
Selling Shareholder


Common  stock  to  be  outstanding          10,228,000 shares
after  this  offering

Use of proceeds                             None of the proceeds from the sale
                                            of the common stock offered by
                                            this prospectus will be received by
                                            us.

Term of Offering                            The Selling Shareholder may commence
                                            offering shares for sale in
                                            accordance with this prospectus
                                            following the effective date of the
                                            Prospectus and may continue to offer
                                            for a period of 12 months
                                            thereafter.

                                  RISK FACTORS

         You should consider carefully the following risks before you decide to buy our common stock. Our business, financial condition or results of operations could be materially and adversely affected by any of the following risks.

Our past revenue growth may not continue in the future which would materially and adversely affect our profit levels.

         Although we experienced revenue growth in recent years, for the year ended December 31, 2001, our revenues declined by 15% compared to the year ended December 31, 2000. The prediction of our future results is difficult and, therefore, our past revenue growth should not be taken as an indication of any growth that can be expected in the future.

         To the extent that revenues do not grow at anticipated rates, or that we are unable to secure or retain large contracts similar to those obtained in prior periods, our business, results of operations and financial condition would be materially and adversely affected because our profit levels will decline.

Our sales will not increase as anticipated if acceptance of the internet does not occur.

         Currently, only a small portion of our customers are solicited by internet. Our company is listed as a source for group tickets on 5 web sites. Our growth strategy is based in part on the premise that a significant portion of the theatre-going public will seek to obtain tickets via the Internet. As such, our success in expanding our business depends upon the widespread acceptance of the internet as a key source for additional customers. If acceptance of the internet does not occur, or if it occurs more slowly than expected, our sales will not increase at the levels anticipated or may not increase at all.

Internet access problems and failures could decrease the rate of our future growth.

         We currently solicit only a small portion of our sales via the internet. Our services are currently listed on 5 web sites and approximately 400 search engines. Any persistent problems, failures or disruptions on those web sites or on Internet access provided by third parties in general could prevent the execution and success of our growth strategy.

Our long term liquidity and capital resources are uncertain which may adversely affect our ability to continue our operations in the future.

         In the event that our cash reserves are depleted, we may need to seek additional capital. If we do, there can be no assurance that we will be successful in raising a sufficient amount of additional capital or in internally generating a sufficient amount of capital to meet our long term requirements. If we are unable to generate the required amount of additional capital, our ability to meet our obligations and to continue our operations may be adversely affected.

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

We may not be able to compete successfully against current and future competitors.

         We, through our wholly owned subsidiary, currently compete with at least 17 companies in the New York City area, who provide services similar to ours. Many of these, such as TDI, now a division of Broadway.com, and the Shubert and Nederlander Theatres, may have significantly greater financial resources, name recognition, and technical and marketing resources, and virtually all of them are seeking to improve their technology, products and services. We can not provide assurance that we will have the financial resources or the technological expertise to successfully meet this competition.

Subscribers to the offering will have little or no influence on matters requiring shareholder approval because we are controlled by our officers, directors and entities affiliated with them who will be able to control all matters requiring shareholder approval.

         Phyllis Maxwell, our President, currently owns 73% of our issued and outstanding shares of common stock. Following this offering, if all of the shares offered are sold, Mrs. Maxwell will own 60% of our issued and outstanding shares of common stock. Mrs. Maxwell will still be able to significantly influence all matters requiring approval by our shareholders, including the election of directors and the approval of mergers or other business combinations transactions.

Our future performance is dependent on our ability to retain key personnel, the loss of which would adversely affect our success and growth.

         Our performance is substantially dependent on the performance of our senior management and sales personnel. In particular, our success depends on the continued efforts of our president, Phyllis Maxwell and our vice president, Mr. Richard Kelley. Mrs. Maxwell has 23 years of experience and a strong relationship with box office personnel and customers. Mr. Kelley has over thirty years of experience as a company manager and theatre treasurer and he has an extensive knowledge of theatre. Both Mrs. Maxwell's and Mr. Kelley's knowledge of theatre and reputation are sought by clients. The loss of the services of either Mrs. Maxwell or Mr. Kelley could have a material adverse effect on our business, results of operations and financial condition as commission revenues would most likely dramatically decline. Neither we nor our wholly owned subsidiary have employment agreements in place with our senior management or key employees.

Our management  is  inexperienced  in  managing a public company.

         Our current management has had only limited experience managing a public company or a large operating company. There can be no assurance that we will be able to effectively manage the expansion of our operations, that our systems, procedures or controls will be adequate to support our operations or that our management will be able to achieve the rapid execution necessary to fully exploit the market opportunity for our products and services. Any inability to manage growth effectively could have a material adverse effect on our future success.

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

The value and transferability of our shares may be adversely impacted by the limited trading market for our shares and the penny stock rules.

         There is no current trading market for our shares and there can be no assurance that a trading market will develop, or, if a trading market does develop, that it will be sustained. To the extent that a market develops for our shares at all, they will likely appear in what is customarily known at the "pink sheets" or on the NASD Bulletin Board, which may limit their marketability and liquidity.

         In addition, holders of our common stock may experience substantial difficulty in selling their securities as a result of the "penny stock rules," which restrict the ability of brokers to sell certain securities of companies whose assets or revenues fall below the thresholds established by those rules.

Future sales of shares by us may reduce the value of our stock.

         The total amount of shares covered by this prospectus represents approximately 13% of our outstanding shares on the date of this prospectus. If required, we will seek to raise additional capital through the sale of our common stock. Future sales of shares by us could cause the market price of our common stock to decline.

The offering price of our shares was arbitrarily determined by the Selling Shareholder and thus, is not an indication of the stock's valuation.

         Prior to this offering, there has been no public trading market for our shares. Until such time as our shares are traded on a market or securities exchange, our Selling Shareholder will offer and sell our common stock at a price of $.02 per share. Once traded on a market or securities exchange, the offering price of our common stock will be determined by market factors.

         The offering price of our shares in this offering has no relationship to any established valuation criteria such as assets, book value or prospective earnings. Among the factors considered by the Selling Shareholder were the proceeds to be raised by the offering and the lack of trading market.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus contains statements that plan for or anticipate the future, called "forward-looking statements." In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of those terms and other comparable terminology.

         These  forward-looking  statements  include statements about:

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

     o   our market opportunity;
     o   our strategies;
     o   competition;
     o   expected  activities  and expenditures as we pursue our business plan;
         and
     o   the  adequacy  of  our  available  cash  resources.

         These statements appear in a number of places in this report and include statements regarding our intent, belief or current expectations, those of our directors or officers with respect to, among other things: (i) trends affecting our financial condition or results of operations, (ii) our business and growth strategies, (iii) the Internet and Internet commerce and (iv) our financing plans. Although we believe that the expectations reflected in the forward-looking statement are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

         The Private Securities Litigation Reform Act of 1995, which provides a "safe harbor" for similar statements by existing public companies, does not apply to our offering.

         The accompanying information contained in this prospectus, including the information discussed under the headings "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business" identify important factors that could adversely affect actual results and performance. All forward-looking statements attributable to us are expressly qualified in their entirety by the cautionary statement appearing above.

                                 USE OF PROCEEDS

         The shares are being offered by this Prospectus on behalf of the Selling Shareholder on a no minimum basis. None of the proceeds from the sale of the common stock offered by this prospectus will be received by us. The Selling Shareholder will have access to the proceeds as they are received.

         If the 1,341,200 shares offered are sold, the gross proceeds of this offering will be $26,824. We expect expenses of the offering, including, but not limited to, accounting fees and legal fees, to be approximately $20,000. We will be responsible for paying all the offering expenses. These expenses will be paid from our working capital.

         Except as described in this prospectus, no portion of the proceeds of the offering will be paid to officers, directors and/or their affiliates or associates.

                       DETERMINATION OF THE OFFERING PRICE

          Our common stock is presently not traded on any market or securities exchange. Until such time as our shares are traded on a market or securities exchange, the Selling Shareholder must offer and sell our common stock at a price of $.02 per share. Once traded on a market or

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


securities exchange, the offering price of our common stock will be determined by market factors.

         The offering price has no relationship to any established criteria or value, such as book value or earnings per share. The factors considered in determining the offering price were the lack of trading market and the proceeds to be raised by the offering.

         We have not declared, and do not foresee declaring, any dividends now or into the foreseeable future.

                                    DILUTION

         The common stock to be sold by the Selling Shareholder, which is all of the common stock being offered pursuant to this prospectus, is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders.

                              PLAN OF DISTRIBUTION

         The Selling Shareholder is offering 1,341,200 shares of common stock offered through this prospectus. The shares of common stock may be offered and sold from time to time by the Selling Shareholder or by her transferees, pledgees, donees or their successors pursuant to this prospectus. If all of the shares offered by the Selling Shareholder are sold in this offering, 6,136,800 shares will be held by the Selling Shareholder upon termination of any such sales.

         Until our shares of Common Stock are traded on a market or securities exchange, the shares offered by this prospectus on behalf of the Selling Shareholder and her pledgees, donees, transferees or other successors in interest, may be sold from time to time directly by the Selling Shareholder at a price of $.02 per share. Once our shares of Common Stock are traded on a market or securities exchange, the Selling Shareholder may sell the shares in the over-the-counter markets or otherwise, at market prices or at negotiated prices. She may sell shares by one or a combination of the following:


     o purchases by a broker or dealer as principal and resale by such broker or dealer for its account;
     o ordinary brokerage transactions and transactions in which the broker solicits purchasers; and
     o   privately negotiated transactions

         In effecting sales, brokers or dealers engaged by the Selling Shareholder may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the Selling Shareholder in amounts to be negotiated prior to the sale. The Selling Shareholder and any broker-dealers which participate in the distribution may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act, and any proceeds or commissions received by them, and any profits on the resale of shares sold by broker-dealers, may be deemed to be underwriting discounts and commissions.

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

         If the Selling Shareholder notifies us that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file, a prospectus supplement, if required pursuant to the Securities Act, setting forth:

      o  the name of each of the participating broker-dealer,
      o  the number of shares involved,
      o  the price at which the shares were sold,
      o the commissions paid or discounts or concessions allowed to the broker-dealers, where applicable,
      o a statement to the effect that the broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and
      o  any other facts material to the transaction.

         The Selling Shareholder and any broker-dealers participating in the distributions of the shares may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act of 1933. Any profit on the sale of shares by the Selling Shareholder and any commissions or discounts given to any such broker-dealer may be deemed to be underwriting commissions or discounts. The shares may also be sold pursuant to Rule 144 under the Securities Act of 1933 beginning one year after the shares were issued.

         We have filed the Registration Statement, of which this prospectus forms a part, with respect to the sale of the shares by the Selling Shareholder. There can be no assurance that the Selling Shareholder will sell any or all of the offered shares. We have made a commitment to the Selling Shareholder that we will keep the Registration Statement current for up to one year following the effective date of such Registration Statement including, but not limited to, the filing of supplements disclosing the number of shares sold in the offering.

         Under the Securities Exchange Act of 1934 and the regulations thereunder, any person engaged in a distribution of the shares of our common stock offered by this prospectus may not simultaneously engage in market making activities with respect to our common stock during the applicable cooling off periods prior to the commencement of such distribution. Also, the Selling Shareholder is subject to applicable provisions which limit the timing of purchases and sales of our common stock by the Selling Shareholder.

         We have informed the Selling Stockholder that, during such time as she may be engaged in a distribution of any of the shares we are registering by this Registration Statement, she is required to comply with Regulation M. Regulation M precludes any selling security holder, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a distribution as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a distribution participant as an

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


underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

         Regulation M prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security, except as specifically permitted by Rule 104 of Regulation M. These stabilizing transactions may cause the price of our common stock to be more than it would otherwise be in the absence of these transactions. We have informed the Selling Shareholder that stabilizing transactions permitted by Regulation M allow bids to purchase our common stock if the stabilizing bids do not exceed a specified maximum. Regulation M specifically prohibits stabilizing that is the result of fraudulent, manipulative, or deceptive practices. Selling security holders and distribution participants are required to consult with their own legal counsel to ensure compliance with Regulation M.

Penny Stock Regulation. Shares of our common stock are subject to the rules adopted by the Securities and Exchange Commission that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in those securities is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission, which contains the following:

     (1) a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;
     (2) a description of the brokers or dealers duties to the customer and of the rights and remedies available to the customer with respect to violation to such duties or other requirements of securities laws;
     (3) a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price;
     (4) a toll-free telephone number for inquiries on disciplinary actions;
     (5) definitions of significant terms in the disclosure document or in the conduct of trading in penny stocks; and
     (6) such other information and in such form (including language, type, size and format), as the Securities and Exchange Commission shall require by rule or regulation.

         Prior to effecting any transaction in penny stock, the broker-dealer also must provide the customer the following:

     o   the bid and offer quotations for the penny stock;
     o the compensation of the broker-dealer and its salesperson in the transaction;
     o the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and
     o monthly account statements showing the market value of each penny stock held in the customers account

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

         In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchasers written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitably statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for a stock that becomes subject to the penny stock rules. Holders of shares of our common stock may have difficulty selling those shares because our common stock will probably be subject to the penny stock rules.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion of our financial condition and results of operations should be read in conjunction with the Consolidated Financial Statements and Notes to those financial statements included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including but not limited to, those discussed under "Risk Factors" and elsewhere in this prospectus.

Overview

         We, through our wholly-owned subsidiary, provide services for groups who are interested in attending New York's Broadway and Off-Broadway productions. We are licensed by the City of New York to resell tickets to Broadway and Off-Broadway theatre performances. Typically, we buy group tickets on behalf of a customer group (usually a minimum of 20 persons) and our fee is paid, with limited exceptions by the theatre. These exceptions include Saturday night tickets, certain holiday periods or if the group falls below 20 persons, in which case the fee is paid by the customer. On occasion, as a special service for group customers, for an additional fee, as few as two or four tickets may be purchased.

         Revenue is not recognized by us until the date an invoice is generated. Generally, our sales and billing process is as follows:

         A customer will contact us regarding the availability of theatre tickets. We will then contact the box office by phone regarding the customer's inquiry. If the ticket availability is satisfactory to the customer, we will send a written confirmation to the theatre detailing the show date and number of tickets needed. Once we receive the signed confirmation back from the theatre, we send the customer an invoice that details the price of the tickets. The price is fixed and determinable. Upon our receipt from the customer of the non-refundable amount due per the invoice, we will immediately remit the funds to the respective show's box office. At that time, we have completed our work necessary to earn our fee from the theatre. After the funds are received by the box office, it sends the tickets to the customer. Our fee is delivered to us by the theatres after the date of the show's performance. Our fee is 9.45% of the ticket price.

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         Box offices tend not to pay commission or give discounted ticket prices for holiday and weekend performances. If customers wish to purchase tickets for these periods, we may charge a commission that is, in that case, included in the invoice amount. As such, in those instances, we receive our commission before the date of the performance.

         Despite the events that followed September 11, 2001, including the cancellation of all Broadway performances for 3 days and the premature closing of certain productions, during the year ended December 31, 2001 we did not sustain any significant losses due to cancellation of performances. Generally, the closing of any one show will not have a material effect on our revenue stream, since each fee is based on a specific date of performance. When productions close after a long theatre run, they tend to announce the closing dates well in advance of the last performance. Immediately following September 11, 2001, Broadway productions were cancelled for 3 days and many of our clients cancelled or postponed trips to New York. However, we were successful in minimizing any losses to us by reselling those tickets to other clients. The ticket holders of the shows that were cancelled in the days following September 11, 2001 either received a refund or tickets for a later date.

         We have been in operation since April 1988. Prior to 1989, Mrs. Maxwell operated the same business as a sole proprietorship.

         During 2001, we conducted a public offering in which we offered and sold 1,000,000 shares of common stock at a price of $0.05 per share for total consideration of $50,000. Such proceeds were to be utilized to substantially expand our website, implement new marketing programs, and for the general expansion of our business through the greater use of the internet as described below.

         We had planned to inaugurate an Internet based marketing program that would enable American ticket buyers who plan to visit other English speaking countries to buy their tickets before leaving the United States and make information on these venues readily available. The plan was also to enable global buyers of individual tickets to purchase their tickets for Broadway and Off-Broadway by the Internet before leaving for New York. All theatre information is currently on our web sites for groups. The same information for present and future shows would be necessary information for theatre goers to plan their visits to New York.

         We had also been looking into the possibility of establishing an email ticket distribution system to be organized between us, one of the ticket sellers (eg. Ticketmaster or Telecharge) with the cooperation of specific producers of shows to have discounts and seat availabilities. This plan was in the formative state and development had not begun. We had not initiated any discussions with ticket sellers or producers.

         We had also been exploring the organization of a hit theatre ticket club for individual tickets to be sold on a subscription basis that would allow ticket buyers in the New York area to buy 2 or 4 tickets in advance of the theatre season. This plan has been successful when sold by New York institutional theatres, touring companies and specific markets other than New


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

York. This plan would enable buyers to select three or four shows from different producers rather than one theatre or one subscription house.

         We had initially planned to develop all of the projects described above. However, based on the events of September 11, 2001 and the subsequent negative effects on the business and economic condition in New York City and specifically, on the theatre industry, we have decided to focus our efforts on our original business practice.

         We are currently on five web sites (two of our own and three others where we are listed as a source for group Broadway ticket sales) and on approximately 400 search engines in the category of Broadway shows/Theatre Group Sales Agency Entertainment. It is our intention to continue to be listed on every possible search engine.

FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000
RESULTS OF OPERATIONS

         For the year ended December 31, 2001, we had a net loss of $5,534 compared to a net loss of $30,517 for the year ended December 31, 2000, a decreased loss of 82%. Although our commission revenues decreased by 15% from $268,882 for the year ended December 31, 2000 to $228,009 for the year ended December 31, 2001, our general and administrative expenses also decreased by 22% from $307,696 for the year ended December 31, 2000 to $241,114 for the year ended 2001. The decrease in commission revenues for the year ended December 31, 2001 was largely attributed to the devastating effects of September 11, 2001.

         The events of September 11, 2001 had severe negative effects on the business and economic condition in New York City and specifically, on the theatre and tourism industries.

         In the months following September 11, 2001, Broadway shows, the crux of our business activity, felt the impact severely. Several shows closed prematurely and others played to lower capacity. As a result of the closing of productions and the decline of tourism in New York City, we suffered cancellations of bookings in the last two quarters of 2001.

         Many tour operators who comprise a significant portion of our clients, experienced cancellations of previously booked trips and were unable to book additional trips to New York City for apprehensive customers. As a result, the tour operators were hesitant to schedule additional trips for 2002 until the anxiety and disorder dissipated. In an effort to minimize any losses resulting from tickets assigned to clients who cancelled their trips, we resold those tickets to other clients.

         Our general and administrative expenses which decreased by 22% for the year ended December 31, 2001 include but are not limited to officers' compensation, salaries and wages, employee benefit programs, consulting expenses, professional fees, travel and entertainment, rent and other office expenses. The $66,582 decrease in our general and administrative expenses for the year ended December 31, 2001 can in part be attributed to the $46,000 decrease in our officers' compensation expense from $98,000 for the year ended December 31, 2000 to $52,000 for the year ended December 31, 2001. This decrease can be attributed to the

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


fact that Mrs. Maxwell, our President, was paid a salary of $48,000 and did not draw a bonus during this year, as compared to the year ended December 31, 2000 in which Mrs. Maxwell drew a salary of $48,000 and a bonus of $50,000. As a result, payroll taxes decreased by 27% in 2001 from $13,949 for the year ended December 31, 2000 to $10,238 for the year ended December 31, 2001.

         Our travel and entertainment expenses for the year ended December 31, 2001 increased by approximately $7,066, or 60%, from $11,874 in the year ended December 31, 2000 to $18,940 in the year ended December 31, 2001. The travel and entertainment expense is a discretionary account and varies from year to year. Until September 11, 2001, there had been an increase in show openings, which we attend on a routine basis. In addition, we conducted additional promotion including the entertainment of several buyers who were engaged in long term planning. These factors contributed to the increase in our travel and entertainment expense.

         In 2000, we incurred additional costs in connection with the preparation and filing of an initial public offering registration statement. Total costs incurred during 2000 by us for the offering were $45,000, including the issuance of common stock to our legal counsel. Our professional fee expenses for the year ended December 31, 2001 decreased by $15,274 from $44,000 for the year ended December 31, 2000 to $28,726 for the year ended December 31, 2001. The professional fees incurred in the year ended December 31, 2001 were also in connection with our public offering and registration statement as well as the preparation and filing of our periodic reports.

         During 2000 we retained a computer consultant to update and improve our computer system. As such, for the year ended December 31, 2001, our consulting expenses decreased by 79% from $12,803 in the year ended December 31, 2000 to $2,715 for the year ended December 31, 2001.

         In the year ended December 31, 2001, we had interest income of $5,219 compared to an interest income of $4,449 in 2000, an increase of $770 or 17%. The interest is earned on our cash reserves.

         Our income tax benefit for the year ended December 31, 2001 decreased by $1,496 or 39% from $3,848 in 2000 to $2,352 in 2001. Our income taxes are calculated based on the prescribed statutory rates based on our income before taxes for the specific period.

LIQUIDITY AND CAPITAL RESOURCES

         Despite the $50,000 in proceeds that we received from our public offering in 2001, we ended 2001 with a cash position of $19,365. For the year ended December 31, 2001, we had a cash flow from operating activities of ($35,919) compared to a cash flow from operating activities of $21,192 for the year end December 31, 2000. The reduction in cash flow for the year ended December 31, 2001 can be attributed to the reduction of $64,898 in cash received from customers in 2001 as compared to in 2000. This is due to the reduction in business in the months following the events of September 11, 2001. However, by year end we felt the demand for theatre tickets begin to stabilize. As such, we feel that our present cash flow is sufficient to satisfy our current requirements through the year ended December 31, 2002.

         However, we may require significant additional financial resources for future expansion, especially if the expansion is effected through the acquisition of related businesses. It is not possible to quantify what amount may actually be required. Although the demand for our services seems to have stabilized, there is no assurance that this level of business will continue throughout 2002. If needed, we may seek to obtain the financing through additional public or private equity offerings. If we are unable to generate the required amount of additional capital, our ability to implement any expansion strategies may be adversely affected. No specific plans exist for a financing at this time.

VARIABLES AND TRENDS

         We have been conducting the same type of business activities for over 12 years. Key variables in our industry are caused by the lack of popularity or attraction of certain productions. However, as a general matter, the demand to see Broadway and Off-Broadway productions has been constant. Successful shows are enjoying a longer run time (i.e., Cats ran for 18 years and Miss Saigon ran for 9 years as of December 2000) and prior to September 11, 2001, more people had been going to see theatrical productions.

         In addition, there is a current trend of large, well financed companies such as Disney, Clear Channel, Fox Theatricals and Dadger Theatricals furnishing productions backed by substantial promotion dollars. In fact, Disney is currently presenting three productions on Broadway and Clear Channel has produced two productions with more scheduled in the coming season.

         Our revenue stream is affected by the influx of tourism into New York City and is directly dependent upon attendance levels at Broadway shows. The terrorist attacks on the World Trade Center on September 11, 2001 have had a severe impact on the economic situation in New York City, especially with respect to tourism and theatre. There have been several advertising campaigns undertaken as well as promotions at many of the city's hotels and restaurants in an effort to encourage tourism and theatre attendance in New York City, which have been successful. However, there is no assurance that the levels of tourism and theatre attendance will return to their normal levels in the near future. Continued low levels of tourism and theatre attendance would have adverse effects on our business.

         New theatres and the "rebirth" of the Time Square area of New York City as well as the subsequent tourist increase had promised more interest and business in theatre. Assuming that the level of tourism and theatre attendance continues to increase, all of these influences, changes and product development taking place including the changes in Times Square, the participation of the business giants and the promotion of all of live entertainment and the new theatres and restoration of several elegant historic showplaces can only affect us positively. Lion King (Disney) has been playing to 101% (standing room) capacity for 4 years as of November. Cats and Miss Saigon closed after 17 years and 10 years, respectively. The longevity of several of the other shows (i.e., Les Miserables, Phantom of the Opera and Chicago) have the potential to make for a solid future for Broadway and Off-Broadway.

         The trauma of September 11, 2001 affected the economic life of New York City in many aspects. The theatre industry felt an impact as many shows closed prematurely and others played to lower capacity. Some productions postponed their openings until Spring 2002 and Fall 2002, cutting down the number of new productions available for sale. By the end of 2001, the demand for theatre tickets seemed to stabilize. However, it is unclear whether such demand will continue given the generally unstable economic and political climate.

         We currently employ a total of four employees of which are two are full time, one is part time and one serves as a consultant. We may need to hire additional employees during the year ending December 31, 2002 if our needs and resources permit.

                                    BUSINESS

Overview

         We were incorporated under the name Phyllis Maxwell's Groups, Inc. in New York on April 18, 1989. On August 31, 2001, we filed a Certificate of Amendment changing our name to Clixtix, Inc.

         Our wholly owned subsidiary, Maxwell Group Entertainment, Inc., was incorporated under the laws of New York on August 3, 2001.

         On August 31, 2001, we and our subsidiary entered into an Agreement and Plan of Reorganization (the "Agreement"). Under the terms of the Agreement, we sold to our subsidiary all of our tangible and intangible assets appearing on our Balance Sheet as of June 30, 2001 and our subsidiary assumed all of the liabilities appearing on our Balance Sheet as of June 30, 2001 in consideration for 100 shares of our subsidiary's common stock, which constitutes all of the issued and outstanding stock of our subsidiary.

         Neither we nor any of our related companies have ever undergone bankruptcy, receivership, or similar proceeding.

Our Services

         Our company, through our wholly-owned subsidiary, provides services for groups who are interested in attending New York's Broadway and Off-Broadway productions. We purchase group tickets from New York City theatres for certain Broadway and Off-Broadway productions for our clients at box office prices. We select those shows from all of the ongoing productions, that meet certain customer criteria, such as critical appreciation, audience appeal, significant content and entertainment.

         We also provide our customers with information and recommendations on the various productions and theatre events. We inform our clients of what is expected in the upcoming seasons, an important service for customers who must plan ahead, as much as a year in some cases.

Our Current Sources of Revenues

         With the exception of Saturday evening or some holiday performance periods, our clients do not pay a fee for our services. All fees are paid by the respective theatres from which the tickets are purchased. A group consists of a minimum of 20 people. If the number in the group falls below 20 people, a fee is charged to the customer. All fees for 20 or more tickets are paid by the respective theatres from which the tickets were purchased. We do not maintain an inventory of tickets. Tickets are purchased only when an order is placed by our clients.

Our Customers

         We have varied types of clients including:

(a) corporations of all sizes who utilize our services as employee incentives and customer promotions;
(b) tour groups who bring pre-formed groups to New York and include theatre performances in their program;
(c)   schools and universities sponsoring student activities; and
(d)   charities running fund raisers.

         Our clients are located in all parts of the country with a concentration in the northeast. Our clients are solicited by telephone, recommendations from our existing clients and by the internet. We are currently listed on five web sites (clixtix.com, pmaxtix.com, studentfriendlytravel.com, disneycorporation.com, fordtheatre.com) as a source for group tickets.

         We have a cadre of 2000 customers. However, no one customer accounts for more than approximately 8% of our sales volume. Volume for customers vary with seasons, popularity of certain shows or the customers' changing needs or policies.

         We are constantly soliciting new clients and servicing existing ones. We have kept many clients throughout our 11 years of operation. However, invariably, attrition of clients occurs due to personnel changes, mergers, bankruptcy or policy changes at our corporate clients.

         Some of our larger customers buy tickets in increments of 100, 200, or more. Tour companies buy tickets in multiples of bus loads (i.e., 47-50 tickets). Some tour customers buy tickets for as many as three or four performances for a group coming to New York for a three or four day visit. Student groups come to perform with bands or as singers or choruses and include theatre as part of their entertainment. Some participants in the Macy's Thanksgiving Day Parade include theatres which we book. On occasion we have arranged theatre, restaurant and other diversions in an entertainment package.

Our Competitive Business Conditions

         Our business is highly competitive with at least seventeen companies, in the New York City area, who provide similar services. Some of our largest competitors are heavily financed and include producers such as Cameron MacIntosh's TDI, now a division of Broadway.com, and theatre owner groups sales such as Shubert and Nederlander Theatres. Despite this extensive competition, over the last five years, we have not had bookings of less than $1,500,000. We are able to maintain that competitive position based upon the direct and personal contact between Mrs. Maxwell and her customers. In addition, we maintain our strong competitive position by providing our clients with current and regular information on current and future attractions through a newsletter issued three times a year and bi weekly faxes.

         After 23 years in the group sales industry on Broadway, we believe that Mrs. Maxwell has built a following and has a strong relationship with box office personnel. Our relationship with other industry professionals, such as producers, box office personnel, general managers, company managers and public relations firms, nurtured over the years, facilitates the services we provide.

         We believe that Mrs. Maxwell has built a highly regarded reputation for quality service and a comprehensive knowledge of the theatre. Her expertise enables her to offer opinions as to what is appropriate for each client or group. This type of personalized attention is sought after by our customers to enable them to sell the appropriate shows, plan into future periods and consult with knowledgeable theatre people.

         There are several positive factors developing in the live entertainment business. As cited elsewhere, New York theatre and Times Square are entering a new era due to the transformation of Times Square and its environs into a safe, exciting family oriented tourist destination as well as a mecca for the "bus and tunnel" customers from the population centered in the megalopolis (these areas are within a day roundtrip by bus to New York). New York is the second most sought after tourist destination after Orlando, Florida. In 1999, 36 million tourists journeyed to New York. A second trend is the production of family entertainment on Broadway by American predominant entertainment companies. Disney, who has three shows on Broadway, made the first inroad on 42nd Street to give credibility to the Times Square Reclamation Project which was assured when Disney revived and restored an historic theatre treasure, The New Amsterdam. Clear Channel has two shows on Broadway and owns the Ford Theatre, a restoration and consolidation of two theatres into a 1700 seat showplace. The financial strength of these companies has brought about a large amount of advertising and merchandising that has created a surge of demand which can only help our company to do additional business. These expenditures and show-specific advertising campaigns are creating a new audience created by this new awareness.

         Ticket prices have moved upward in recent years. Our fees are based on a fixed percentage of these rising prices. In addition, with the use of the internet, it is expected that a whole new market will develop.

Our Suppliers

         The ticket prices and information which we provide to our clients is made available to us by the producers of the respective productions. The tickets are offered to our customers at the prices established by the theatres. The information and reduced group ticket prices provided by the producers are essential to our sales of group theatre tickets. The reduced box office prices established by the theatres are constantly changing and are determined by many factors including projected low periods (January), weather, vacations, slow down of long runs and certain days of the week, etc.

Regulatory Issues

         The City of New York requires us to obtain an annual license and to maintain an insurance policy against fraud. As such, we are bonded and licensed, as per the City of New York regulations. We are also regulated by the New York State Attorney General which regulates ticket resale prices.

Research and Development

         Other than the costs associated with our search for new clients and industries, we do not spend funds on research and development. However, as we intend to expand the scope of our activities by placing greater reliance on the internet, we expect that the amount of funds we spend on research and development, in particular with respect to our web site, will slowly increase. Telephone solicitation will continue at a modest cost to us. We maintain an 800 number as a service to clients across the country.

Employees

         As of March 15, 2002, we employ a total of four employees of which two are full time, one is part time and one serves as a consultant.

Leasehold

            We operate a leased office, located at 1501 Broadway, Suite 1807, New York, New York 10036. We have a ten year lease due to expire in April 2010. Our annual rent for 2002 is approximately $16,500.

Equipment

         We own and lease various pieces of office equipment including two computers, a printer, a copier and a telephone system as well as additional pieces of office furniture.

         We believe that our properties are adequately covered by insurance as we carry fire, theft and liability insurance. We also carry worker's compensation insurance.

                                LEGAL PROCEEDINGS

         We are not a party to any pending legal proceeding.

                                   MANAGEMENT

         Our director(s), executive officer(s) and other key employees, and their ages, as of March 15, 2002 are as follows:

Name                 Age      Positions held with the Company     Since
----                 ---      -------------------------------     -----
Phyllis Maxwell      76       President and Director              1989
Richard Kelley       61       Director                            1998
Allen Vershel        70       Director                            September 2000


         The backgrounds of our directors, executive officers and significant employees are as follows:

         Phyllis Maxwell is the founder and has been president of our company since 1989. After over 21 years of experience in theatre, we believe that Mrs. Maxwell has built relationships with box office personnel as well as a reputation for service and knowledge of theatre.

         Richard Kelley has thirty years of experience in theatre including work as a company manager and box office treasurer. Mr. Kelley has been with us since September 1998. From 1988 through 1998, he served as the Director of Ticketing Operations for the Stamford Center for the Arts. As a group theatre advisor, his extensive knowledge of theatre (past, present and future) is an invaluable tool. His advice and counsel is sought by clients.

         Allen Vershel has been a director of our company since September 5, 2000. Dr. Vershel has degrees in dentistry, law and healthcare administration. From 1978 to present, Dr. Vershel has been a consultant with Second Opinion Dental Consultants where he reviews and evaluates dental malpractice cases for attorneys and insurance companies. Dr. Vershel also serves on the Board of Directors of two private companies.

                             EXECUTIVE COMPENSATION

         The following summary compensation table reflects all compensation awarded to, earned by, or paid to our Chief Executive Officer and president and other employees for all services rendered to us in all capacities during each of the years ended December 31, 2001, 2000 and 1999. None of our other executive offices received salary and bonus exceeding $100,000 during those years.

--------------------------------------------------------------------------------
                           Summary Compensation Table
--------------------------------------------------------------------------------
                                                                    All Annual
                                                                    ----------
  Name and Principal Position   Year     Salary         Bonus      Compensation
  ---------------------------   ----     ------         -----      ------------
                                                                      (**)
-------------------------------------------------------------------------------
Phyllis Maxwell                 2001     $48,000(1)     $ 0          $ 0
President                       2000     $48,000(1)     $ 50,000     $ 0
                                1999     $48,500(1)     $ 0          $ 0
-------------------------------------------------------------------------------
Richard Kelley                  2001     $55,000(2)     $ 0          $ 0
Vice President                  2000     $55,000(2)     $ 0          $ 0
                                1999     $50,495(2)     $ 0          $ 0
-------------------------------------------------------------------------------

(1) Mrs. Maxwell receives health insurance and related fringe benefits, which amounted in total to approximately $2,388 in 2001, $2,388 in 2000 and $5,722 in 1999. As a requirement of business, Mrs. Maxwell attends every show on Broadway and much of Off-Broadway. (A portion of her expenses, such as meals, transportation and entertainment of customers, are paid for by us.)
(2) Mr. Kelley receives health insurance and other fringe benefits which amounted in total to approximately $3,730 for 2001, $3,393 for 2000 and $3,200 for 1999. In addition, in 2001, Mr. Kelley received $2,500 to cover his moving expenses and $2,500 to pay for his expenses associated with show attendance including meals, transportation and entertainment of customers.

Directors' Compensation

         Directors are not compensated for their services as such.

Employment and Severance Agreement

         There are no employment contracts or agreements between us and our officers.

         We do not have any employee stock option or other incentive plans.

                             PRINCIPAL SHAREHOLDERS

         The following lists as of March 15, 2002 the beneficial ownership of common stock of each person known to us who owns more than 5% of our issued and outstanding common stock and of our directors, executive officers and significant employees.

Name and address** of               Amount and Nature             Percent of
Beneficial Owner                    of Beneficial Ownership          Class
-------------------------           -----------------------          -----
Phyllis Maxwell                         7,478,000                     73%

Richard Kelley                          20,000                         *

Allen Vershel                           18,000(1)                      *

All directors, executive officers       7,516,000                     73%
And significant employees as a
Group (3 persons)

(1) Allen Vershel does not own any shares of our common stock directly. However, Allen Vershel owns 1,000 shares of our Common Stock as custodian for each of Austin A. Vershel, Benjamin A. Vershel, Leo I. Vershel, Lisa R. Vershel, Marin E. Vershel and Rachel M. Vershel, all of whom are his grandchildren. In addition, of the 18,000 shares listed in the table above, 10,000 shares are owned by Suzanne Vershel, Mr. Vershel's wife. Mrs. Vershel also owns 1,000 shares of Common Stock as custodian for each of Owen K. Smith and Sophia K. Smith, her grandchildren.

* Less than 1%

**Unless otherwise referenced, the address for each of the above mentioned parties is c/o Clixtix, Inc., 1501 Broadway, Suite 1807, New York, New York 10036.

                              SELLING SHAREHOLDERS

         This prospectus relates to the offering by the Selling Shareholder of shares of our common stock acquired by her in a private transaction. All of the shares of common stock offered by this Prospectus are being offered by the Selling Shareholder for her own account.

         The Selling Shareholder, as a condition to our filing of this registration statement, has agreed that we will only be obligated to maintain the registration statement of which this prospectus is a part, effective for a period of 12 months from the effective date.

         Phyllis Maxwell, our President and director, currently owns an aggregate of 7,478,000 shares, or 73% of our issued and outstanding common stock that she purchased from us in a private transaction on April 18, 1989. Mrs. Maxwell has sole voting and investment power over the shares of common stock owned by her. She is offering up to 1,341,200 shares of common stock by this Prospectus. If all 1,341,200 shares offered are sold in this offering, Mrs. Maxwell will own 6,136,800 shares, or 60% of our issued and outstanding stock. There is no assurance, however, that all of the shares offered by the Selling Shareholders will be sold.

                          DESCRIPTION OF CAPITAL STOCK

Common Stock

         We are authorized to issue 20,000,000 shares of common stock, $0.0001 par value per share, of which 10,228,000 shares were issued and outstanding as of the date of this prospectus. Each outstanding share of common stock entitles the holder to one vote, either in person or by proxy, on all matters that may be voted upon by the owners of those shares at meetings of the stockholders.

         The holders of common stock (i) have equal rights to dividends from funds legally available for the payment of dividends, when, as and if declared by our board of directors; (ii) are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs; (iii) do not have preemptive, subscription or conversion rights, and (iv) are entitled to one non-cumulative vote per share on all matters on which stockholders may vote at all meetings of stockholders.

         All shares of common stock which are the subject of this offering, when issued, will be fully paid for and non-assessable, with no personal liability attaching to their ownership. The holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of our directors if they so choose and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

         Each share of common stock is entitled to share pro rata in dividends and distributions with respect to the common stock when, as and if declared by the board of directors from funds legally available for that purpose. No holder of any shares of common stock has any pre-emptive right to subscribe for any of our securities. Upon dissolution, liquidation or winding up of our company, the assets will be divided pro rata on a share-for-share basis among holders of the shares of common stock after any required distribution to the holders of preferred stock, if any. All shares of common stock outstanding are fully paid and nonassessable.

         Each shareholder of common stock is entitled to one vote per share with respect to all matters that are required by law to be submitted to shareholders. The shareholders are not entitled to cumulative voting in the election of directors. Accordingly, the holders of more than 50% of the shares voting in the election of directors will be able to elect all the directors if they choose to do so.

Dividends

         We have not declared any dividends since inception, and have no present intention of paying any cash dividends on our common stock in the foreseeable future. The payment of dividends, if any, in the future, rests within the discretion of our board of directors and will depend, among other things, upon our earnings, our capital requirements and our financial condition, as well as other relevant facts.

Transfer Agent and Registrar

         The transfer agent and registrar for our common stock is Stocktrans, Inc.,7 E. Lancaster Avenue, Ardmore, Pennsylvania 19003.

Market for our Common Stock

         There has been no trading market for our common stock.

         There are currently 68 holders of our outstanding common stock. Other than the 1,000,000 shares sold in our initial public offering which was terminated on May 24, 2001, our outstanding common stock was sold in reliance upon an exemption from registration contained in Section 4(2) of the Securities Act. There can be no assurance that a trading market will develop.

         There are no outstanding options or warrants to purchase, or securities convertible into, our common equity. Of the 10,228,000 shares of our common stock currently issued and outstanding, 9,228,000 are restricted securities as that term is defined in the Securities Act of 1933.

         As of the date of this prospectus, 1,000,000 of our shares of common stock are immediately eligible for sale in the public market without restriction or further registration under the Securities Act of 1933, unless purchased by or issued to any "affiliate" of ours, as that term is defined in Rule 144 promulgated under the Securities Act of 1933, described below. All other outstanding shares of our common stock are "restricted securities" as that term is defined under Rule 144, in that those shares were issued in private transactions not involving a public offering and may not be sold in the absence of registration other than in accordance with Rule 144, 144(k) or 701 promulgated under the Securities Act of 1933 or another exemption from registration.

         Sales of substantial amounts of our common stock under Rule 144, this prospectus or otherwise could adversely affect the prevailing market price of our common stock and could impair our ability to raise capital through the future sale of our securities.

               LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

         We believe that provisions of our Articles of Incorporation and bylaws will be useful to attract and retain qualified persons as directors and officers. Our Articles of Incorporation limit the liability of directors and officers to the fullest extent permitted by New York law. This is intended to allow our directors and officers the benefit of New York's corporation law which provides that directors and officers of New York corporations may be relieved of monetary liabilities for breach of their fiduciary duties as directors, except under circumstances which involve acts or omissions which involve intentional misconduct, fraud or a knowing violation of law.

         Insofar as indemnification for liabilities arising under the Securities Act of 1993 may be permitted to our directors, officers and controlling persons under the provisions mentioned above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission that indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against those liabilities (other than our payment of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by us is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of that issue.

                      INTEREST OF NAMED EXPERTS AND COUNSEL

         Joseph Sierchio, a member of Eiseman, Levine, Lehrhaupt & Kakoyiannis, P.C., our legal counsel, owns 354,600 shares of our common stock.

                                  LEGAL MATTERS

         The validity of the issuance of the common stock offered hereby has been passed upon for us by Eiseman, Levine, Lehrhaupt & Kakoyiannis, P.C., New York, New York.

                                     EXPERTS

         The financial statements of Clixtix, Inc. at December 31, 2000 and 2001, appearing in this prospectus and in the registration statement have been audited by Marden, Harrison & Kreuter, CPAs, P.C., independent certified public accountants, as described in their report regarding the financial statement appearing elsewhere in this Registration Statement, and are included in reliance upon that report given upon the authority of that firm as experts in auditing and accounting.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         We have filed with the Securities and Exchange Commission a registration statement on Form SB-2. This prospectus, which is a part of the registration statement, does not contain all of the information included in the registration statement. Some information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any of our contracts, agreements or other documents, those references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. You may review a copy of the registration statement, including exhibits, at the Securities and Exchange Commission's public reference room at Judiciary Plaza, 450 Fifth Street, N.W.,

Washington, D.C. 20549 or Seven World Trade Center, 13th Floor, New York, New York 10048 or Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

         The public may obtain information on the operation of the public reference room by calling the Securities and Exchange Commission at 1-800-SEC-0330.

         We intend to send an annual report, including audited financial statements, to our shareholders. We will also file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information on file at the public reference rooms. You can also request copies of these documents, for a copying fee, by writing to the Securities and Exchange Commission.

         Our registration statement can be reviewed by accessing the Securities and Exchange Commission's Internet site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission.

                                    INDEX TO

                              FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 2000 AND 2001
                   ------------------------------------------



                                    CONTENTS
                                   -----------





Independent auditors' report                                               28

Financial statements:

   Consolidated balance sheets                                             29

   Consolidated statements of income                                       30

   Consolidated statements of stockholders' equity                         31

   Consolidated statements of cash flows                                   32

   Notes to consolidated financial statements                              34

[LETTERHEAD OF MARDEN, HARRISON & KREUTER, CPAs, P.C.]



INDEPENDENT AUDITORS' REPORT
----------------------------


To the Board of Directors and Stockholders
Clixtix, Inc. and Subsidiary
1501 Broadway
Suite 1807
New York, New York 10036

We have audited the accompanying consolidated balance sheets of Clixtix, Inc. and Subsidiary (formerly Phyllis Maxwell's Group, Inc.) as of December 31, 2001 and 2000 and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Clixtix, Inc. and Subsidiary (formerly Phyllis Maxwell's Groups, Inc.) as of December 31, 2001 and 2000, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

MARDEN, HARRISON & KREUTER
Certified Public Accountants, P.C.

/s/ Marden, Harrison & Kreuter

White Plains, New York
February 14, 2002

                          CLIXTIX, INC. AND SUBSIDIARY
                    (FORMERLY PHYLLIS MAXWELL'S GROUPS, INC.)

                           CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 2001 AND 2000
                          -----------------------------

                                                          December 31,         December 31,
                                                              2001                 2000
                                                          ------------         ------------
ASSETS
------
Current assets:
  Cash                                                    $   19,365           $   30,132
  Commissions receivable                                     103,539               96,963
  Other assets                                                  -                   5,666
                                                          ----------           ----------

        Total current assets                                 122,904              132,761

Loans receivable - stockholder                                  -                  20,000
Other assets                                                   2,654                -
                                                          ----------           ----------

        Total assets                                      $  125,558           $  152,761
                                                          ==========           ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

Current liabilities:
  Accounts payable                                        $   39,708           $   62,009
  Deferred income taxes payable                               12,420               15,500
  Loan payable - stockholder                                    -                   7,870
                                                          ----------           ----------

        Total liabilities                                     52,128               85,379
                                                          ----------           ----------

Commitments

Stockholders' equity:
  Common stock, .0001 par value; 20,000,000
    shares authorized, 10,228,000 shares issued
    and outstanding at December 31, 2001;
    10,500,000 shares issued and outstanding
    at December 31, 2000                                      20,973               20,100
  Additional paid-in capital                                  34,058               23,349
  Retained earnings                                           18,399               23,933
                                                          ----------           ----------

        Total stockholders' equity                            73,430               67,382
                                                          ----------           ----------

        Total liabilities and stockholders' equity        $  125,558           $  152,761
                                                          ==========           ==========




   The accompanying notes are an integral part of these financial statements.

                          CLIXTIX, INC. AND SUBSIDIARY
                    (FORMERLY PHYLLIS MAXWELL'S GROUPS, INC.)

                        CONSOLIDATED STATEMENTS OF INCOME

                     YEARS ENDED DECEMBER 31, 2001 AND 2000
                   -------------------------------------------

                                            Year ended             Year ended
                                           December 31,           December 31,
                                              2001                    2000
                                           -----------            --------------

Commission revenue                         $  228,009               $  268,882

General and administrative expenses           241,114                  307,696
                                           ----------               ----------

Loss from operations                          (13,105)                 (38,814)

Interest income                                 5,219                    4,449
                                           ----------               ----------

Loss before income taxes                       (7,886)                 (34,365)
                                           ----------               ----------

Income taxes (benefit):
   Current                                        728                    1,270
   Deferred                                    (3,080)                  (5,118)
                                           ----------               ----------

                                               (2,352)                  (3,848)
                                           ----------               ----------

Net loss                                   $   (5,534)              $  (30,517)
                                           ===========              ==========
Earnings (loss) per common share -
    basic and diluted                      $      .00               $      .00
                                           ==========               ==========

Weighted average common shares
    outstanding - basic and dilutive       10,940,615               10,269,231
                                           ==========               ==========






   The accompanying notes are an integral part of these financial statements.

                          CLIXTIX, INC. AND SUBSIDIARY
                    (FORMERLY PHYLLIS MAXWELL'S GROUPS, INC.)

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                     YEARS ENDED DECEMBER 31, 2001 AND 2000
                   ------------------------------------------


                                                            Common Stock               Additional
                                                            ------------                 Paid-In         Retained
                                                       Shares           Amount           Capital         Earnings          Total
                                                       ------           ------           -------         --------          -----
Balances, December 31, 1999                          10,000,000      $    100           $ 23,349         $ 54,450        $ 77,899

Issuance of shares for professional
  Services                                              500,000        20,000               -                -             20,000

Net loss, year ended 2000                                -               -                  -             (30,517)        (30,517)
                                                     ----------      --------           --------         --------        --------

Balances, December 31, 2000                          10,500,000        20,100             23,349           23,933          67,382

Issuance of 1,000,000 of $.001 per value
  common stock at a price of $.05 per
  share, net of issuance costs totalling
  $12,978                                             1,000,000         1,000             36,022             -             37,022

Cancellation of 1,272,000 shares of
  common stock, accepted in satisfaction
  of stockholder loan receivable                    (1,272,000)          (127)           (25,313)            -            (25,440)

Net loss, year ended 2001                                -               -                  -              (5,534)         (5,534)
                                                     ----------      --------           --------         --------        --------

Balances, December 31, 2001                          10,228,000      $ 20,973           $ 34,058         $ 18,399        $ 73,430
                                                     ==========      ========           ========         ========        ========







   The accompanying notes are an integral part of these financial statements.

                          CLIXTIX, INC. AND SUBSIDIARY
                    (FORMERLY PHYLLIS MAXWELL'S GROUPS, INC.)

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                     YEARS ENDED DECEMBER 31, 2001 AND 2000
                   ------------------------------------------


                                                                      Year ended               Year ended
                                                                     December 31,              December 31,
                                                                         2001                      2000
                                                                    -------------             ------------
Cash flows provided by (used in):
   Operating activities:
     Cash received from customers                                   $    199,132             $    264,030
     Cash paid to suppliers and
      employees                                                         (238,102)                (246,187)
     Interest received                                                     3,779                    4,449
     Income tax paid                                                        (728)                  (1,100)
                                                                    ------------             ------------
          Net cash provided by (used in)
             operating activities                                        (35,919)                  21,192
                                                                    ------------             ------------

   Financing activities:
     Advances from stockholder                                            -                        25,000
     Advances to stockholder                                              (4,000)                 (20,000)
     Repayment of loan payable stockholder                                (7,870)                   -
     Proceeds from issuance of common stock                               50,000                    -
     Issue costs associated with issuance of common stock                (12,978)                   -
                                                                    ------------             ------------

          Net cash provided by financing activities                       25,152                    5,000
                                                                    ------------             ------------
Net increase (decrease) in cash                                          (10,767)                  26,192

Cash, beginning of year                                                   30,132                    3,940
                                                                    ------------             ------------

Cash, end of year                                                   $     19,365             $     30,132
                                                                    ============             ============






   The accompanying notes are an integral part of these financial statements.

                          CLIXTIX, INC. AND SUBSIDIARY
                    (FORMERLY PHYLLIS MAXWELL'S GROUPS, INC.)

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (CONCLUDED)
                          -----------------------------


                                                     Year ended           Year ended
                                                     December 31,        December 31,
                                                        2001                 2000
                                                    -------------        ------------
Reconciliation of net loss to net cash provided by
     operating activities:

     Net loss                                           $ (5,534)           $(30,517)
                                                        --------            --------

  Adjustments to reconcile net loss to net cash
   provided by (used in) operating activities:
     Issuance of common stock for
       professional services                               -                  20,000
     Deferred income taxes                                (3,080)             (5,118)
     Accrued interest                                     (1,440)                -

     Changes in assets (increase)
       decrease:
          Commissions receivable                          (6,576)             (4,852)
          Other assets                                     3,012                 -
     Changes in liabilities increase (decrease):
          Accounts payable                               (22,301)             41,679
                                                        --------            --------

              Total adjustments                          (30,385)             51,709
                                                        --------            --------

              Net cash provided by (used in)
               operating activities                     $(35,919)           $ 21,192
                                                        ========            ========

Supplemental schedule of non-cash financing activities:
-------------------------------------------------------

On July 1, 2000, the Board of Directors approved issuance of 500,000 shares of common stock to its legal counsel and a consultant based on a fair value of $20,000 for common stock issued.

On December 30, 2001, the Company accepted 1,272,000 of the Company's common stock from the Company's President as repayment of a stockholder loan receivable totalling $25,440. These shares were cancelled upon acceptance.






   The accompanying notes are an integral part of these financial statements.

                          CLIXTIX, INC. AND SUBSIDIARY
                    (FORMERLY PHYLLIS MAXWELL'S GROUPS, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 2001 AND 2000
                   ------------------------------------------


(1)  Nature of operations:

     Clixtix,  Inc. and its wholly owned subsidiary Maxwell Group
     Entertainment, Inc. (collectively the "Company") are licensed by the City of New York to resell group tickets to Broadway and off-Broadway performances.

(2)  Basis of consolidation and nature of business:

     The  accompanying   consolidated   financial  statements  include  the
     accounts of the Company and its wholly owned subsidiary, Maxwell Group Entertainment, Inc. In August 2001, Maxwell Group Entertainment, Inc. was formed. During August 2001, Phyllis Maxwell's Groups, Inc. transferred its net assets to Maxwell Group Entertainment, Inc. for its issued and outstanding common stock forming a wholly owned subsidiary. On the same day of the transfer of assets, through a Certificate of Amendment, Phyllis Maxwell's Groups, Inc. changed its name to Clixtix, Inc. All intercompany accounts and transactions have been eliminated in consolidation.

(3)  Summary of significant accounting policies:

     (A)        Revenue recognition:

                Commission revenue is recognized at the date the invoice is generated. The Company is paid directly from the theatre after the date of the performance, which may be over a year after the date of the invoice. The Company may have losses due to cancellation of performances. Historically, these losses have not been significant and losses under present obligations are not expected to be significant. Accordingly, no provision has been made for future losses that may result from a cancellation of a performance. It is at least reasonably possible that the Company's estimate will change in the near term.

     (B)        Income taxes:

                The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Under Statement No. 109, the asset and liability method is used in accounting for income taxes. Deferred taxes are recognized for temporary differences between the basis of assets and liabilities for financial statement and income tax purposes. The temporary differences relate primarily to the bases of revenue recognition for financial and income tax reporting purposes. The deferred taxes represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

                          CLIXTIX, INC. AND SUBSIDIARY
                    (FORMERLY PHYLLIS MAXWELL'S GROUPS, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

                     YEARS ENDED DECEMBER 31, 2001 AND 2000
                   ------------------------------------------

(3)  Summary of significant accounting policies - cont'd:

     (C)        Use of estimates:

                The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from the estimates.

     (D)        Earnings (loss) per share:

                Earnings (loss) per share-basic is computed based on the weighted average number of shares of common stock outstanding. Earnings (loss) per share-dilutive reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or other contracts to issue common stock were exercised or converted into common stock or otherwise resulted in the issuance of common stock and is computed similarly to "fully diluted" earnings (loss) per share that was reported under previous accounting standards. Dilutive potential common shares do not have a significant dilutive effect.

(4)  Stockholders' equity:

     (A)        Common stock and per share data:

                The common stock and per share data for all periods gives effect to a stock split, declared by the Company's Board of Directors on September 22, 2000, of 100,000 to 1 shares which occured immediately before the date of the Company's initial public offering.

     (B)        Issuance of common stock

                On July 1, 2000, the Company issued 400,000 shares of its common stock to its legal counsel and 100,000 share of its common stock to a consultant based on fair value of the common shares issued totalling $20,000 ($.04 per share).

                          CLIXTIX, INC. AND SUBSIDIARY
                    (FORMERLY PHYLLIS MAXWELL'S GROUPS, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

                     YEARS ENDED DECEMBER 31, 2001 AND 2000
                   ------------------------------------------


(4)  Stockholders' equity - cont'd:

     (C)        Initial public offering:

                In September 2000, the Company filed an initial public offering registration with the Securities and Exchange Commission for purpose of issuing an additional 1,000,000 shares of common stock at an issuance price of $.05 per share. This filing was approved by the Securities and Exchange Commission during February 2001. Total costs incurred during the year ended December 31, 2000 by the Company for the offering, including the issuance of common stock to the Company's legal counsel (see
                Note 4B), were $45,000. The offering was completed during May 2001. Net proceeds from this offering were $37,022, net of issuance costs of $12,978.

                Following the issuance of the initial public offering of common shares, the Company's current President owned 87% of the outstanding common stock of the Company.

     (D)        Cancellation of common stock:

                On December 30, 2001, the Company accepted 1,272,000 of the Company's common stock from the Company's President as repayment of an outstanding stockholder loan receivable totalling $25,440. These common shares were cancelled upon acceptance by the Company (Note 7(A)).

(5)  Operating leases:

     At December 31, 2001, the Company is obligated under operating leases for office space and office equipment, with minimum lease payments through April 2010 as follows:

              Year ending
              December 31,                        Amount
              ------------                        ------

                  2002                         $  16,354
                  2003                            16,354
                  2004                            16,354
                  2005                            16,354
                  2006                            16,354
                  Thereafter                      64,201
                                               ---------
                                               $ 145,971
                                               =========
     Rent expense for the years ended December 31, 2001 and 2000 applicable to these operating leases was $20,080 and $16,973, respectively.

                          CLIXTIX, INC. AND SUBSIDIARY
                    (FORMERLY PHYLLIS MAXWELL'S GROUPS, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

                     YEARS ENDED DECEMBER 31, 2001 AND 2000
                   ------------------------------------------


(6)  Concentration risk:

     Financial   instruments,   which   potentially   expose   the   Company  to
     concentrations of credit risks, consist primarily of cash and commissions receivable.

     Commissions receivable are due from production companies, which operate in theaters throughout New York City. The Company minimizes its risks by monitoring its customer balances.

     The Company at times during the year maintains its cash in accounts, which exceed Federally insured limits for such accounts. The Company limits its credit risk by selecting financial institutions considered to be highly creditworthy.

     The Company's revenue stream is directly dependent upon in the influx of tourism into New York City. The World Trade Center tragedy on September 11, 2001 has had a severe impact on economic growth in New York City, especially with respect to tourism. The possibility of fewer potential customers for future performances may negatively impact the Company's future results.

(7)  Related party:

     (A)     Loans receivable - stockholder:

                At December 31, 2000, the Company has advanced a stockholder $20,000. There were additional amounts advanced and satisfied during 2001, as more fully described in Note 4(D).

     (B)     Loan payable - stockholder:

                At December 31, 2001 and 2000, the Company has a loan from a stockholder totalling $-0- and $7,870, respectively. This loan is non-interest bearing.

(8)  Income taxes:

     The components of income tax expense are as follows:

                                         Year ended          Year ended
                                        December 31,        December 31,
                                              2001              2000
                                        ------------        ------------

Current
   Federal                               $    -               $   -
   State and local                           728               1,270
                                         ---------            --------

                                             728               1,270
                                         ---------            --------

                          CLIXTIX, INC. AND SUBSIDIARY
                    (FORMERLY PHYLLIS MAXWELL'S GROUPS, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

                     YEARS ENDED DECEMBER 31, 2001 AND 2000
                   ------------------------------------------


(8)  Income taxes - cont'd:

                                                Year ended          Year ended
                                               December 31,         December 31,
                                                   2001               2000
                                               ------------         ------------
     Deferred
       Federal                                        (980)            (4,600)
       State and local                              (2,100)              (518)
                                               ------------           --------

                                                    (3,080)            (5,118)
                                               ------------           --------
           Total                                 $  (2,352)          $ (3,848)
                                               ============          =========

     A reconciliation of the statutory Federal income tax rate to the provision for income taxes is as follows:

                                                Year ended         Year ended
                                               December 31,       December 31,
                                                    2001               2000
                                               ------------       ------------

     Statutory Federal income
      tax rate                                       34%               34%

     State and local taxes                           18                18

     Effect of net operating
      loss                                          (24)              (24)

     Effect of graduated
      rates on statutory rate                       (28)              (28)
                                                    ----              ----

                                                      0%                0%
                                                    ====              ====

                          CLIXTIX, INC. AND SUBSIDIARY
                    (FORMERLY PHYLLIS MAXWELL'S GROUPS, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

                     YEARS ENDED DECEMBER 31, 2001 AND 2000
                   ------------------------------------------


(8)  Income taxes - cont'd:

     The details of deferred income tax assets and liabilities are as follows:

                                              Year ended         Year ended
                                             December 31,       December 31,
                                                  2001               2000
                                             ------------       ------------

     Deferred income tax assets:
      Net operating loss
       carryforward                          $   17,000         $   13,800
      Accounts payable                            1,580              1,700

     Deferred income tax liabilities:
      Commissions receivable                    (31,000)           (31,000)
                                            -----------         ----------
         Deferred income tax
          liabilities, net                  $  (12,420)         $  (15,500)
                                            ===========         ==========

     At December 31, 2001, the Company has net operating loss carryforwards for Federal income tax purposes of approximately $50,000, which expire through 2016.

(9)  Earnings (loss) per share:

                                           Income
                                           (Loss)        Shares        Per-share
                                        (Numerator)   (Denominator)      Amount
                                       -----------    -------------      ------

     Year ended December 31, 2001:
     -----------------------------

     Basic EPS

     Loss available to common
      stockholders                      $  (5,534)      10,940,615        $.00
                                                                          ====

     Effective dilutive securities           -              -
                                         ---------      ----------

     Diluted EPS

     Loss available to common
      stockholders                      $  (5,534)      10,940,615        $.00
                                        ==========      ==========        ====

                          CLIXTIX, INC. AND SUBSIDIARY
                    (FORMERLY PHYLLIS MAXWELL'S GROUPS, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONCLUDED)

                     YEARS ENDED DECEMBER 31, 2001 AND 2000
                   ------------------------------------------


(9)  Earnings (loss) per share - cont'd:

                                          Income
                                          (Loss)          Shares       Per-share
                                       (Numerator)     (Denominator)     Amount
                                       -----------     -------------     ------

     Year ended December 31, 2000:
     -----------------------------

     Basic EPS

     Loss available to common
      stockholders                    $  (30,517)      10,269,231        $.00
                                                                         ====

     Effective dilutive securities         -               -
                                      ----------       ----------

     Diluted EPS

     Loss available to common
      stockholders                    $  (30,517)      10,269,231        $.00
                                      ===========      ==========        ====

                                  CLIXTIX, INC.


                               1,341,200 Shares of
                                  Common Stock
                              --------------------

                                   PROSPECTUS
                              --------------------

                                  April 9, 2002